ECONOMIC DEVELOPMENT AGREEMENT

This Agreement is made this 14th day of December, 2005, by and between IsoRay Inc., a Minnesota corporation (hereinafter referred to as “Developer”) and the Pocatello Development Authority, an urban renewal agency formed under the laws of the State of Idaho (hereinafter referred to as “PDA”).

1. Recitals

1.1  Developer represents that it intends to construct within the city limits of the City of Pocatello a manufacturing facility where Cesium 131 is inserted in titanium capsules to be used in brachytherapy for certain cancer patients. Developer will use the reactor facility located in Arco, Idaho to produce the Cesium 131, but the decision to do so is contingent upon test results which show that the irradiation process will provide the product needed by the Developer in both quantity and quality. Developer further represents that, contingent upon the result of the testing, it has obtained preliminary approval to use the reactor facility in such a manner and for such a purpose. Developer is seeking funding for approximately half of the costs of testing, including construction of the device required for insertion of the testing sample.

1.2  Developer represents that the facility will eventually employ up to 200 people, that the majority of these positions will be professional or semi-professional, that significant insurance benefits are provided to all employees, and that the lowest salary is approximately double the current minimum wage, all of which assertions are provided to indicate that the jobs will be of significant positive impact to the local economy, and thus meet the economic development mission of the PDA.

1.3  PDA is a public body created as an urban renewal agency pursuant to Idaho Code §50-2006, part of the Idaho Urban Renewal Law of 1965. As an urban renewal agency established by the City Council of the City of Pocatello, PDA is charged with aiding and assisting economic development in the Pocatello area, including assisting developments that will retain and increase available jobs in the community; and is further charged with encouraging such development by private enterprise; all as more specifically provided in Idaho Code §§50-2002 and 50-2003, being part of the Idaho Urban Renewal Law, Idaho Code §50-2902, being part of the Local Economic Development Act.

1.4  Based upon the assertions and assurances of the Developer, PDA has determined that the construction of a manufacturing facility for the devices used to implant the Cesium 131 represents the type of development to which it may apply urban renewal funds under the applicable statutes; and that the same will promote economic development of the area, creation of jobs and an increased tax base consistent with urban renewal laws. For that reason, PDA has committed to provide $200,000.00 to Developer for the testing project as described above, subject to the possibility of repayment requirements as set out below.

1.5  By this Agreement, PDA and Developer wish to memorialize their mutual undertakings and commitments with respect to the project described herein and therefore, agree as follows:

2. Funding and Uses of funds

2.1  To further the proposed development, the increased economic opportunities, and increased tax base expected therefrom, PDA agrees to provide to Developer the sum of Two Hundred Thousand Dollars ($200,000.00) no later than December 15, 2005, to use towards the costs of the testing procedures and construction as described in Paragraph 1.1.

2.2  Developer agrees that it shall immediately thereafter take all necessary steps to initiate and pay all costs for the construction of the device and all testing procedures to be used in determining the ability of the irradiation process to meet the Developer’s product needs. Developer agrees to diligently pursue completion of construction and prompt testing thereafter.

3. Results of testing; repayment required.

3.1  Developer agrees that, in consideration for the availability of such economic development funds to work diligently to construct its manufacturing facility within the city limits of Pocatello so that operation will begin no later than January 1, 2008. Developer further agrees to repay, with 5% interest from the date of disbursement, the $200,000.00 amount should Developer fail to build and operate such a facility, except under the conditions set out in Paragraph 3.3 below.

3.2  Developer agrees to make repayment no later than 30 days after receipt of demand from the PDA for such repayment in the event it does not construct and operate the proposed manufacturing facility.

3.3 PDA agrees that no such repayment will be required if approval for the use of the reactor facility specified above is withdrawn by said facility and proof of denial of use is provided to the PDA.

4. Effect of Agreement

4.1  It is understood by the parties to this Agreement that the intent of the parties is that the payment assist Developer in its need for capital in connection with the development project which would include the construction of an approximately 25,000 square-foot manufacturing facility within the city limits of the City of Pocatello, and that the parties shall take all action necessary to carry out that intent.

4.2  The parties acknowledge that the effect of the payment by PDA set out hereunder will inure to the benefit of Developer, while having the corresponding benefit to the public purposes of PDA described above.

5. Miscellaneous

5.1  This Agreement shall be governed by and construed under the laws of the State of Idaho; venue shall be the Sixth Judicial District for the County of Bannock.

5.2  In any litigation arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees from the non-prevailing party. Determination of the prevailing party in any such litigation shall be made on the basis of the factors enumerated in Rule 54(d)(1)(B), Idaho Rules of Civil Procedure, as the same now exists or may subsequently be amended.

5.2	The effective date of this Agreement shall be December 14, 2005.

5.3  This Agreement shall be binding upon and inure to the benefit of the respective parties and their legal successors. Developer may not assign this Agreement without the express written consent of the PDA.

5.4  Each party represents to the other that is has full legal authority to enter into and execute this Agreement and that the persons signing on behalf of each party have full legal authority to execute this Agreement.

5.5  Notices to the Developer shall be sent to Roger E. Girard, CEO and Chairman, IsoRay, Inc., 350 Hills St. Suite 106, Richland, WA 99354-5411. Notices to the PDA shall be sent to the Pocatello development Authority, c/o Ray Burstedt, Executive Director, 1651 Alvin Ricken Dr., Pocatello, ID 83201, telephone (208) 233-3500.

5.6  This document constitutes the entire agreement of the parties with respect to the grant by PDA to Developer and supersedes any prior agreements of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

POCATELLO DEVELOPMENT AUTHORITY An Idaho Urban Renewal Agency	ISORAY, INC., a corporation of Minnesota, Developer

/s/ Harry Neuhardt	/s/ Roger E. Girard
Harry Neuhardt, Chairman	Roger E. Girard, CEO & Chairman